Exhibit 10.5

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated December 23, 2016 (the “Effective Date”), is executed by and between CDx, Inc., a Delaware corporation and a wholly owned subsidiary of MyDx, Inc., a Nevada corporation, (the “Company”), and Daniel R. Yazbeck (“Yazbeck”). The Company and Yazbeck are each respectively referred to herein as a “Party” and collectively as “the Parties.”

WHEREAS, at all times hereinafter mentioned, Yazbeck was and remains the Chief Executive Officer, Chief Financial Officer and Chairman of the Board of Directors for the Company;

WHEREAS, on October 15, 2014, the Company and Yazbeck entered into an employment agreement (the “Employment Agreement”) for the initial term of five (5) years whereby Yazbeck was to serve as the Company’s Chief Executive Officer in exchange for the initial base salary is $180,000 per year;

WHEREAS, the Employment Agreement provides that for each fiscal year during the employment agreement, Mr. Yazbeck shall be eligible for performance based cash incentive bonus of up to one hundred percent (100%) of his annual base salary and his performance objectives shall be set such that one hundred percent (100%) completion of his objectives shall entitle him to at least seventy-five percent (75%) of the bonus;

WHEREAS, beginning in the second year of the Employment Agreement, the bonus amount was to be based on the following factors: (1) the financial performance of the Company as determined and measured by the Company’s Board of Directors, and (2) Yazbeck’s achievement of management targets and goals as set by the Company;

WHEREAS, the bonus amount was and is intended to reward contribution to the Company’s performance over an entire fiscal year, and on the basis of continuing, cumulative contribution, and consequently was to be paid only if Yazbeck remained employed and in good standing at the time of bonus payments, which were to occur each quarter;

WHEREAS, from the period beginning August 6, 2015, through December 31, 2016, the Company accrued certain base salary and bonus obligations due and owing to Yazbeck as wages, with said base salary and bonus obligations remaining unpaid and/or deferred in an amount not less than $321,000, as represented on Schedule 1 attached hereto;

WHEREAS, in lieu of receiving cash compensation for the base salary and bonus monies due and owing to Yazbeck from the Company for the above referenced period, Yazbeck has agreed to accept compensation in the form of the Company’s common stock, preferred stock, and warrants to purchase same, in exchange for Yazbeck’s release of any and all claims arising from the cash compensation remaining due and owing to Yazbeck under the Employment Agreement; and

WHEREAS, the Parties desire to fully and finally settle all claims between them with respect to the base salary and bonus compensation detailed in Schedule A that remains due and owing to Yazbeck from the Company under the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that any claims arising from the base salary and bonus compensation detailed in Schedule A that remains due and owing to Yazbeck from the Company under the Employment Agreement (the “Settled Claims”) are fully and finally settled upon the following terms and conditions:

Section 1. Settlement. In exchange for Yazbeck’s settlement and release of the Settled Claims, the Company shall issue to Yazbeck or his affiliate, YCIG, Inc., common stock of the Company and warrants to purchase same (the “Settlement Amount”) and where Section 1(b)(c)(d) are further defined in the Securities Purchase Agreement (the “SPA”) attached hereto as Exhibit A, as follows:

(a)	Fifty-One (51) shares of the Company’s Series A Voting Preferred Stock, $0.001 par value per share (the “Series A Preferred”);

(b)	Three Hundred Thousand (300,000) at $1.00 per shares of the Company’s Series B Preferred Stock, $0.001 par value per share (the “Series B Preferred”);

(c)	Warrant for fifteen percent (15%) of the common shares of the Company issued and outstanding as of January 3, 2017, at an exercise price of $0.01 per share (the “Warrant”), in form attached hereto as Exhibit B; and

(d)	Thirty Million (30,000,000) shares of the Company’s Restricted Common Stock, $0.001 par value per share (the “Common Stock”).

The approval and issuance of the Settlement Amount shall be made within a reasonable time subsequent to the Effective Date, but in no case later than the due date of the Company’s next periodic filing on Form 10-Q.

Section 2. Default. In the event that the Company defaults in the performance of its obligations to approve and issue the Settlement Amount and such default continues, following notice, for a period of ten (10) business days (“Cure Period”), then an amount equal to the total of accrued wages/liabilities related to Yazbeck, as listed on Schedule A, (less any payments or share issuances received by Yazbeck pursuant to the terms of this Agreement or otherwise) shall immediately become due and payable as liquidated damages to Yazbeck or his affiliate, YCIG, Inc.

Section 3. Release by Yazbeck. Upon execution of this Agreement, Yazbeck, on his own behalf, and on behalf of his respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “Yazbeck Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE the Company, its subsidiaries, and each of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Yazbeck Releasing Parties, whether the same be at law, in equity or mixed, which such Yazbeck Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Company Released Parties, in respect of or arising from the Settled Claims, (collectively the “Yazbeck Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit Yazbeck from bringing appropriate proceedings to enforce the obligations of the Company set forth under Section 1 or to fulfill its obligations hereunder, none of which are released hereby until Yazbeck’s receipt of the Settlement Amount.

Section 5. Release by the Company. Upon the execution of this Agreement, the Company, on its own behalf, and on behalf of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “Company Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE each of Yazbeck, his respective affiliates and each of his respective past, present or future entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, independent contractors, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Yazbeck Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Company Releasing Parties, whether the same be at law, in equity or mixed, which such Company Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Yazbeck Released Parties, in respect of or arising from the Settled Claims, (collectively the “Company Released Claims” and together with the Yazbeck Released Claims, the “Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit the Company from bringing appropriate proceedings to enforce the obligations of Yazbeck hereunder, none of which are released hereby until Yazbeck’s receipt of the Settlement Amount.

Section 6. No Suits or Actions. Except as provided for herein with respect to the Company’s failure to timely pay the Settlement Amount, each of the Releasing Parties hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Yazbeck Released Party (in such capacity, each a “Released Party””), as applicable, based upon any Party’s Released Claim. If any of the Releasing Parties brings any claim, suit, action or manner of action against the Released Parties (or any of them) in administrative proceedings, in arbitration, at law, in equity, or mixed, with respect to any Released Claim, then such Releasing Party shall indemnify the Released Parties (or any of them) in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including without limitation reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

Section 7. Power, Authority and Capacity. Each Party represents and warrants to the other Party that it has the power, authority and capacity to enter into this Agreement.

Section 8. Preparation of Agreement. Each Party represents to the other that its counsel have negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement. Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement. The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power. The language in this Agreement and any documents executed in connection therewith shall be interpreted as to its fair meaning and not strictly for or against any Party.

Section 9. No Assignment of Released Claims. Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

Section 10. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 11. Amendment; Governing Law. This Agreement may not be amended, modified or supplemented except in a writing signed by the Parties. This Agreement shall be governed by and construed under the laws of the State of New York without regard to principles of conflicts of law.

Section 12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13. Waiver. No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

Section 14. Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all Parties hereto.  No Party has relied on any representations not contained within or referred to in this Agreement and the documents delivered herewith.

Section 15. Captions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

CDx, Inc.

Date: 12/23/16	By:	/s/ Daniel Yazbeck
Name:
Title:

MyDx, Inc.

Date: 12/23/16	By:	/s/ Daniel Yazbeck
Name:
Title:

Date: 12/23/16	By:	/s/ Daniel Yazbeck
Daniel R. Yazbeck

SCHEDULE 1

CDx, Inc. Accrued Liabilities – Accrued Wages/Compensation Due Yazbeck

(08/06/2015 – 12/31/2016)

Accrued Wages: 08/06/2015 – 12/31/2016 - $141,000

Performance Milestone Bonus Outstanding: $180,000

Total Annual Bonus Comp Available	$180,000	Estimated Timing
Bonus 1 Delivery of Beta Unit for OrganaDx Sensors	$45,000	Q4-16
Bonus 2 Delivery of Beta Unit for AquaDx Sensors	$45,000	Q4-16
Bonus 3 Delivery of Beta Unit for AeroDx Sensor	$45,000	Q4-16
Bonus 4 Delivery of Beta Unit for MyDx 2	$45,000	Q4-16
Bonus 1 Delivery of Organa Production Units (500+)	$45,000	Q4-17
Bonus 2 Delivery of AquaDx Production Units (500+)	$45,000	Q4-17
Bonus 3 Delivery of AeroDx Production Units (500+)	$45,000	Q4-17
Bonus 4 Delivery of MyDx 2 Production Units (500+)	$45,000	Q4-17

EXHIBIT A

SECURITIES PURCHASE AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”), is made as of December 23, 2016, by and among MyDx, Inc., a Nevada corporation (the “Company”), and YCIG, Inc. or its designees (“Subscriber”).

WHEREAS, the Company and the Subscriber are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) and/or Regulation D (“Regulation D”) as promulgated under the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Subscriber, and the Subscribers shall purchase, (a) 300,000 shares of Series B Preferred Stock, par value $.001 per share of the Company, (the “Preferred Stock”), at a purchase price of $1.00 per share, pursuant to a Certificate of Designation to be approved by the Company and filed with the Secretary of State of Nevada designating the rights and privileges of the Preferred Stock, substantially in the form as annexed hereto as Exhibit A (the “Certificate”), (b) Warrants to purchase up to fifteen percent of the Company’s common stock, par value $0.001 (the “Common Stock”) of the Company (the “Warrant Shares”), at an exercise price of $0.001 per share, subject to adjustment (the “Exercise Price”), in substantially the form as annexed hereto as Exhibit B (the “Investor Warrants”), and (c) 30,000,000 restricted shares (the “Restricted Shares”) of Common Stock (all such transactions, collectively, the “Offering”). The Preferred Stock, the Investor Warrants, the Restricted Shares and the Warrant Shares are collectively referred to herein as the “Securities”; and

WHEREAS, simultaneously with the Closing, the Company’s is delivering an Escrow Agreement substantially in the form annexed hereto as Exhibit C (the “Escrow Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants and other agreements contained in this Agreement the Company and the Subscribers hereby agree as follows:

1. Purchase and Sale of Preferred Stock.

1.1. Sale and Issuance of Preferred Stock.

(a) The Company shall adopt and file with the Secretary of State of the State of Nevada on or before the Initial Closing (as defined below) the Certificate in the form of Exhibit A attached to this Agreement.

(b) Subject to the terms and conditions of this Agreement, Subscriber agrees to purchase at the Closing and the Company agrees to sell and issue to each Subscriber at the Closing units consisting of 300,000 shares of Preferred Stock, the Restricted Shares and Investor Warrants, at a purchase price of $1.00 per share of Preferred Stock (or an aggregate of $300,000). At Closing, the Company shall deliver to each Subscriber, among other closing documents mentioned herein, a certificate representing the Preferred Stock being purchased by such Subscriber at such Closing against payment of the purchase price therefore by check payable to the Company, by wire transfer to a bank account designated by the Company.

1.2. Use of Proceeds. In accordance with the directions of the Company’s Board of Directors, the Company shall use the proceeds from the sale of the Preferred Shares in accordance with Schedule 1.2 annexed hereto, other general corporate purposes.

Ex A-1

2. Closing. The consummation of the transactions contemplated herein (the “Closing”) shall take place at the offices of Lucosky Brookman 101 Wood Avenue South, Woodbridge New Jersey 08830, upon the satisfaction of all conditions to Closing set forth in this Agreement, at a date and time acceptable to the parties (the date on which the actual Closing takes place shall be referred to as the “Closing Date”).

2.1 Closing Deliveries by Company. At Closing or immediately thereafter, if any requests are initiated, the Company shall have approved and filed the Certificate with the State of Nevada and delivered those closing documents and instruments required by Section 10 below.

2.2 Closing Deliveries by Executive. At each Closing, the Escrow and Warrant Agreement executed and delivered with respect to no less than 3,500,000,000 shares shall be delivered into Escrow to the Company’s Transfer Agent, all, duly authorized, approved, executed and delivered as set forth in Section 10 below.

2.3 Closing Deliveries by Subscriber. At each Closing, Subscriber shall deliver to the Company its respective portion of the Purchase Price in immediately available funds and this Agreement.

3. Subscriber’s Representations and Warranties. Subscribers hereby represents and warrants to and agrees with the Company, severally and not jointly, only as to such Subscriber that:

(a) Organization and Standing of the Subscribers. If the Subscriber is an entity, such Subscriber is a corporation, partnership or other entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

(b) Authorization and Power. Such Subscriber has the requisite power and authority to enter into and perform this Agreement and to purchase the Securities being sold to it hereunder. The execution, delivery and performance of this Agreement by such Subscriber and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or partnership action on the part of the Subscribers, and no further consent or authorization of such Subscriber or its board of directors, stockholders, partners, members or managers, as the case may be, is required.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by such Subscriber of the transactions contemplated hereby, do not conflict with such Subscriber’s charter documents or bylaws or other organizational documents. Subscriber is not required to obtain any consent, authorization or order of, or make any filing, notice filing or registration with, any court or governmental agency or creditor in order for it to execute, deliver or perform any of its obligations under this Agreement.

(d) Information on Company. Such Subscriber has reviewed and relied upon the accuracy of the “SEC Documents” (as defined in Section 5(h) hereof) and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Securities and the merits and risks of investing in the Securities; (ii) access to information about the Company and the “Subsidiaries” (as defined in Section 5(u) hereof) and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate the investment in the Securities; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Subscriber or its representatives or counsel shall modify, amend or affect such Subscriber’s right to rely on the truth, accuracy and completeness of the SEC Documents (subject to a re-audit of the Company’s financial statements currently being conducted) and the Company’s representations and warranties contained in this Agreement.

Ex A-2

(e) Information on Subscriber. The Subscriber is an “accredited investor”, as such term is defined in Regulation D promulgated under the 1933 Act, is experienced in investments and business matters, and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Subscriber to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase of the Securities. The information set forth on the signature page hereto regarding the Subscriber is accurate. Such Subscriber is not a registered broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(f) Investment Intent. Such Subscriber is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Subscriber’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Subscriber to hold the Securities for any period of time.

(g) Legends. Each Subscriber understands that the certificates or other instruments representing the Securities shall bear a restrictive legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS.

The legend set forth above shall be removed and the Company shall, within five (5) business days, issue a certificate without such legend to the holder of the Securities upon which it is stamped, if, unless otherwise required by state securities laws, (i) in connection with a sale transaction, provided the Securities are registered under the 1933 Act or (ii) in connection with a sale transaction, after such holder provides the Company with an opinion of counsel, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the 1933 Act.

(h) Communication of Offer. The offer to sell the Securities was directly communicated to such Subscriber by the Company and/or its agents. At no time was such Subscriber presented with or solicited by any leaflet, newspaper or magazine article, spam or “mass” email, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer. Notwithstanding anything to the contrary contained in this Agreement, the Company acknowledges and agrees that such Subscriber may transfer the Securities to its Affiliates (as defined below) provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement and Security Agreements. For the purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity. For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

Ex A-3

(i) Enforceability. This Agreement has been duly authorized and executed by such Subscriber and, when delivered by the Subscriber, will become Subscriber’s valid and binding agreement enforceable against Subscriber in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(j) Group. Subscriber, together with any other shareholders or affiliates of Subscriber, is not part of a “Group” (as defined in Schedule 13 and Section 13 of the 1934 Act) and is not acting in concert with any person or persons as part of a Group with respect to the acquisition or holding of the Securities or any other securities of the Company, and does not have any agreement or understanding with any other person relating to the sale or voting of securities held by Subscriber or such other persons. In each case, a Group for the foregoing purposes shall only be deemed to exist if said Group beneficially owns or controls 5% or more (as defined in Rule 13(d) of the 1934 Act) of the voting securities of the Company.

(k) Funds.  The Subscriber has taken such measures as are required by law to assure that the funds used to pay to the Company the purchase price as set forth on the signature pages hereto are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(l) Patriot Act and No Prohibited Investment.  The Subscriber is in compliance with any and all applicable provisions of the Patriot Act including, without limitation, amendments to the Bank Secrecy Act. If the Subscriber is a Financial Institution, it has established and is in compliance with all procedures required by the Subscriber and the Bank Secrecy Act. Subscriber hereby represents and warrants that the proposed investment in the Company is being made on its own behalf and does not directly or indirectly contravene United States federal, state, local or international laws or regulations applicable to Subscriber, including anti-money laundering laws (a "Prohibited Investment").  Federal regulations and Executive Orders administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at <www.treas.gov/ofac>. Subscriber hereby represents and warrants that it is not a country, territory, person or entity named on an OFAC list, nor is Subscriber a natural person or entity with whom dealings are prohibited under any OFAC regulations.

4. Company Representations and Warranties. Except as set forth in the Schedule of Exceptions attached hereto as Schedule 4 (the “Schedule of Exceptions”), the Company represents and warrants to and agrees with each Subscriber that:

(a) Due Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power to own its properties and to carry on its business as disclosed in the Latest SEC Documents (as defined in Section 4(h)). The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have or be reasonably likely to have a Material Adverse Effect. For purpose of this Agreement, a “Material Adverse Effect” shall mean any of (i) a material and adverse effect on the legality, validity or enforceability of any of this Agreement (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under this Agreement.

Ex A-4

(b) Capitalization. The authorized capital stock of the Company, other than the Conversion Shares (as defined in Section 10 below), consists of 10,000,000,000 shares of Common Stock, par value $0.001 per share, of which as of December 31, 2016, 575,000,000 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of “blank check” preferred stock of which 51 shares have been designated as “Series A Preferred Stock” and issued, and 300,000 shares have been designated as “Series B Preferred Stock” and reserved for issuance to Subscriber hereby in one or more series. In addition, at Closing or immediately after but no later than (the following business day), the Certificate will have been duly authorized and filed. Except as disclosed in the Latest SEC Documents (as defined in Section 4(h)), no shares of Common Stock or Preferred Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company or, the existence of any such rights will be waived prior to Closing. Except as disclosed in the SEC Documents, as of the date of this Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, (ii) there are no outstanding debt securities and (iii) there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act and (iv) except as set forth on Schedule 4(b), there are no outstanding registration statements and there are no outstanding comment letters from the Securities and Exchange Commission (the “Commission”) or any other regulatory agency. There are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of any of the Securities as described in this Agreement (except, to the extent, if any, that such rights are understood prior to Closing). The Company has reserved for issuance all of the Conversion Shares upon conversion of the Preferred Stock.

(c) Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue the Preferred Stock and Investor Warrants, and, upon conversion or exercise thereof, the Conversion Shares and Warrant Shares, respectively, in accordance with the terms hereof and thereof, (ii) the execution and delivery of this Agreement by the Company (or any subsidiary) to which it is a party and the consummation by it or them of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Preferred Stock, the Conversion Shares, the Investor Warrants and the Warrant Shares and the reservation for issuance and the issuance of the Conversion Shares and Warrant Shares issuable upon conversion or exercise thereof (whether in the event of a mandatory redemption of Preferred Stock or otherwise), have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) on or before the Closing Date, this Agreement will have been duly executed and delivered by the Company, (iv) this Agreement will, when executed and delivered constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

Ex A-5

(d) Consents. No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over the Company, or any of its Affiliates, or FINRA, the SEC, or the OTC Bulletin Board market system or the Company’s stockholders, is required for the execution by the Company of this Agreement to which it is a party and compliance and performance by the Company of its covenants and obligations under this Agreement, including, without limitation, the issuance and sale of the Securities.

(e) No Violation or Conflict. Assuming the representations and warranties of the Subscriber in Section 3 are true and correct (except with respect to Section 3(c)), neither the issuance and sale of the Securities nor the performance of the Company’s obligations under this Agreement will: (i) violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the Articles of Incorporation of the Company as in effect on the date hereof, including the Certificate (the “Certificate of Incorporation”), the Bylaws of the Company as in effect on the date hereof (the “Bylaws”) or other organizational documents of the Company, (B) any decree, judgment, order, law, treaty, rule, regulation or determination applicable to the Company of any court, governmental agency or body, or arbitrator having jurisdiction over the Company or over the properties or assets of the Company or any of its Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which the Company or any of its Affiliates is a party, by which the Company or any of its Affiliates is bound, or to which any of the properties of the Company or any of its Affiliates is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which the Company, or any of its Affiliates is a party except the violation, conflict, breach, or default of which would not have or be reasonably likely to have a Material Adverse Effect; or (ii) result in the creation or imposition of any lien, charge or encumbrance upon the Securities or any of the assets of the Company or any of its Affiliates; or (iii) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any other creditor or equity holder of the Company, nor result in the acceleration of the due date of any obligation of the Company; or (iv) result in the activation of any piggy-back registration rights of any person or entity holding securities of the Company or having the right to receive securities of the Company.

(f) Issuance of the Securities. The Securities upon issuance: (i) are free and clear of any security interests, liens, claims or other encumbrances, subject to restrictions upon transfer under the 1933 Act and any applicable state securities laws; (ii) have been duly and validly authorized and on the date exercise of the Investor Warrants, the Warrant Shares will be duly and validly issued, fully paid and non-assessable or if registered pursuant to the 1933 Act, and if resold pursuant to an effective registration statement, will be freely tradable without any restriction whatsoever; (iii) will not have been issued or sold in violation of any pre-emptive or other similar rights of the holders of any securities of the Company; and (iv) will not subject the holders thereof to personal liability by reason of being such holders.

(g) Litigation. There is no pending or, to the best knowledge of the Company, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates that would affect the execution by the Company or the performance by the Company of its obligations under the Transaction Documents to which it is a party. Except as disclosed Schedule 4(g) to the Schedule of Exceptions or as disclosed in the Latest SEC Documents (as defined in Section 4(h)), there is no pending or, to the best knowledge of the Company, basis for or threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Company, or any of its Affiliates which litigation if adversely determined would have or be reasonably likely to have a Material Adverse Effect.

Ex A-6

(h) SEC Documents: Financial Statements. Since September 30, 2016 the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission under the 1934 Act (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “SEC Documents” and any of the foregoing filed prior to the date hereof for periods ending on or after December 31, 2006 or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the “Latest SEC Documents”). As of their respective dates, the financial statements of the Company disclosed in the SEC Documents (the “Financial Statements”) are the subject of a re-audit by the Company’s current principal auditors. The Company has not, in the past two years, received any notice from FINRA, the NASD, the Pink Sheets quotation system or the SEC, advising the Company that it is in danger of having its securities de-listed, or that any late filings of SEC reports by it in the future would endanger the eligibility of its common stock to remain quoted on the Pink Sheets or any other quotations service.

(i) No Market Manipulation. The Company has not taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities or affect the price at which the Securities may be issued or resold.

(j) Information Concerning Company. The Subscriber has not been provided with any material non-public information concerning the Company, except (i) as the terms and conditions of the transactions contemplated hereby may constitute such information, or (ii) pursuant to non-disclosure agreements or documents of similar purpose. The Company understands and confirms that the Subscriber will rely on the representations and covenants herein effecting transactions in securities of the Company. All disclosure provided to the Subscriber regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) are true and correct in all material respects as of the date thereof and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The SEC Documents contain all material information relating to the Company and its operations and financial condition as of their respective dates which information is required to be disclosed therein, (subject to a re-audit as disclosed in certain SEC Documents) and disclosed in the Latest SEC Documents which are subject to audit.

(k) Stop Transfer. The Securities, when issued, will be restricted securities. The Company will not issue any stop transfer order or other order impeding the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to the Subscriber.

(l) Defaults. The Company is not in violation of its Certificate of Incorporation or Bylaws. The Company is (i) not in default under or in violation of any agreement or instrument to which it is a party or by which it or any of its properties are bound or affected, which default or violation would have or be reasonably likely to have a Material Adverse Effect or which default has not been waived for purposes of allowing the issuance of the Preferred Stock and entry into this Agreement, (ii) not in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) not in violation of any statute, rule or regulation of any governmental authority which violation would have or be reasonably likely to have a Material Adverse Effect.

Ex A-7

(m) No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the 1933 Act or any applicable stockholder approval provisions. Neither the Company nor any of its Affiliates will take any action or steps that would cause the offer or issuance of the Securities to be integrated with other offerings.

(n) No General Solicitation; Private Placement. Neither the Company, nor any of its Affiliates, nor to its knowledge, any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities. Assuming the accuracy of the Subscribers’ representations and warranties set forth in Sections 3(d)-(f), no registration under the 1933 Act is required for the offer and sale of the Securities by the Company to the Subscribers under this Agreement.

(o) Listing. The Company has not received any oral or written notice that its Common Stock is not eligible or will become ineligible for quotation on the Pink Sheets or OTC Bulletin Board, and there have been no FINRA or similar hearings relating to the listing or quotation of the Company’s securities on such market or any other market in the past two years, or that its Common Stock does not meet all requirements for the continuation of such quotation, and the Company satisfies all the requirements for the continued listing of its Common Stock on the Pink Sheets or OTC Bulletin Board.

(p) No Undisclosed Liabilities. The Company has no liabilities or obligations which are material, individually or in the aggregate, which are not disclosed as of the respective dates as of which the information is given in the SEC Documents, other than those incurred in the ordinary course of the Company’s businesses since October 31, 2016 and which, individually or in the aggregate, would not reasonably be expected to have or be reasonably likely to have a Material Adverse Effect.

(q) No Undisclosed Events or Circumstances.   Since December 31, 2015, no event or circumstance has occurred or exists with respect to the Company or its businesses, properties, operations or financial condition, that, under applicable law, rule or regulation, requires public disclosure or announcement prior to the date hereof by the Company but which has not been so publicly announced or disclosed in the SEC Documents.

(r) Acknowledgment Regarding Subscribers’ Purchase of the Securities. The Company acknowledges and agrees that the Subscribers are acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Subscribers are not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Subscribers or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Subscribers’ purchase of the Securities. The Company further represents to the Subscribers that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

(s) No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants (other than those specified designates with the independent auditors or the Company’s financial statements which have already been disclosed in the SEC Reports), and lawyers formerly or presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants and lawyers.

Ex A-8

(t) Omitted.

(u) Title to Assets. Except as set forth in the Latest SEC Documents, the Company and its subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to their respective businesses and good and marketable title in all personal property owned by them that is material to their respective businesses, in each case free and clear of all liens, except for liens as do not materially affect the actual value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which the Company and its Subsidiaries are in compliance, except as could not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

(v) Patents and Trademarks. The Company and its subsidiaries have, or have rights to use, in accordance with applicable U.S. or foreign laws where it transacts business, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the Latest SEC Documents and which the failure to so have could, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received a written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any person. To the knowledge of the Company, there is no existing infringement by another person of any of the Intellectual Property Rights.

(w) Solvency. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company will not incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(x) Compliance with Law. The Company and its subsidiaries are conducting business in all material respects in compliance with all applicable laws and orders. The Company and the Subsidiaries hold all permits of all governmental authorities that by the nature of the operations of the business conducted by it or the ownership of the assets owned by it are permits required to conduct the operation and ownership thereof in the manner currently conducted or to use such assets in the manner currently utilized in the business, except for such permits, if any, as to which the failure to hold are not reasonably likely to have a Material Adverse Effect.

(y) Environmental Laws. The Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval. The Company and its Subsidiaries have not been notified by any governmental authority that any such environmental permits will be modified, suspended or revoked or cannot be renewed in the ordinary course of business consistent with past practice. There are no present or past environmental conditions at any property owned, leased or used by the Company or any Subsidiary. There is no pending or, to the best knowledge of the Company, threatened environmental claim against the Company or any Subsidiary relating to their business or the properties owned, leased or used thereby, or against any entity relating to the business of the Company or such properties, for which the Company or any Subsidiary may have any liability. There are no hazardous materials or other conditions at, under or emanating from, and there has been no release at, on or adjoining, any real property currently or formerly owned, operated or leased by the Company or any Subsidiary or their respective predecessors in interest that would reasonably be expected to give rise to an environmental claim against or liability of any of the foregoing under any Environmental Law. Neither the Company nor any Subsidiary has assumed, contractually or by operation of applicable law, any liabilities of any third party under any Environmental Law.

Ex A-9

(z) Tax Status.   Except as set forth in the SEC Documents, the Company and each of its Subsidiaries has made and filed through December 31, 2015 (and has valid extensions for all applicable periods thereafter) all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, in each case, except where the failure to make such filing or payment or set aside such amount would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect.

(aa) Certain Transactions. Except as set forth in the Latest SEC Documents, and except for arm’s length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties and other than the grant of stock options disclosed in the Latest SEC Documents, none of the officers, directors, or employees of the Company or any Subsidiary is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director trustee or partner.

5. Exempt Offering. The offer and issuance of the Securities to the Subscribers is being made pursuant to the exemption from the registration provisions of the 1933 Act afforded by Section 4(2) of the 1933 Act and/or Rule 506 of Regulation D promulgated thereunder. The Company will provide, at the Company’s expense, such legal opinions in the future as are reasonably necessary for the issuance and resale of the Warrant Shares issuable upon the due exercise of the Investor Warrants.

6. Broker/Legal Fees. The Company on the one hand, and each Subscriber (for itself only) on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any persons claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby and arising out of such party’s actions.

Ex A-10

7. Covenants of the Company. The Company covenants and agrees with the Subscriber as follows:

(a) Listing. The Company will maintain the listing of its Common Stock on the OTC Bulletin board or any other national exchange or listing system, whichever of the foregoing is at the time the principal trading exchange or market for the Common Stock (the “Principal Market”), and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Principal Market, as applicable.

(b) Market Regulations. The Company shall notify the Commission of the transactions contemplated by this Agreement, and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Securities to the Subscribers and promptly provide copies thereof to Subscriber.

(c) Reservation. The Company undertakes to reserve from its authorized but unissued shares of Common Stock (i) 50% of the number of Warrant Shares as are issuable upon exercise of the Investor Warrants and (ii) 100% of the maximum number of Conversion Shares as may be issued upon conversion in the event of a mandatory conversion. Failure to have sufficient shares reserved pursuant to this Section 9(d) for three (3) consecutive business days or ten (10) days in the aggregate shall be a material default of the Company’s obligations under this Agreement and the Preferred Stock.

(d) Books and Records. From the date of this Agreement and until the later of (i) two (2) years after the Closing Date, or (ii) until all the Preferred Stock have been converted and Conversion Shares resold or transferred by all Subscriber or are eligible for resale pursuant Rule 144, without regard to volume limitations, the Company will keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

(e) Reasonable Best Efforts. Each party shall use its reasonable best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 11 and 12 of this Agreement.

(f) Restricted Shares Guaranteed Return. The Company has guaranteed the Subscriber shall receive a net sales price, minus sales commissions and fees, of $25,500 from the eventual sale of the Restricted Shares.

8. Covenants of the Company Regarding Indemnification.

(a) The Company agrees to indemnify, hold harmless, reimburse and defend the subscriber, the subscriber’s officers, directors, agents, Affiliates, control persons, and principal stockholders or, equity holders, against any actual: claim, cost, expense, liability, obligation, loss or damage (including reasonable legal fees) of any nature, incurred by or imposed upon the Subscriber or any such person which results, arises out of or is based upon (i) any material misrepresentation by Company or breach of any warranty made by the Company in this Agreement or in any Exhibits or Schedules attached hereto or (ii) after any applicable notice and/or cure periods, any breach or default in performance by the Company of any covenant or undertaking to be performed by the Company hereunder.

Ex A-11

9. Conditions to the Company’s Obligation to Sell. The obligation of the Company hereunder to issue and sell the Preferred Stock, if any are requested to be purchased, Investor Warrants and Restricted Shares to the Subscriber at any Closing, is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s benefit and may be waived by the Company at any time in its sole discretion:

(a) The Subscriber(s) shall have executed this Agreement and any of the other transaction documents to which it is a party, and delivered it to the Company.

(b) The Subscriber shall have delivered to the Company the Purchase Price and by wire transfer of immediately available U.S. funds pursuant to the wire instructions provided by the Company.

(c) The representations and warranties of the Subscriber(s) shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Subscriber shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Subscriber on or before the Closing Date.

10. Conditions to the Subscribers’ Obligation to Purchase. The obligation of the Subscriber hereunder to subscribe for the Preferred Stock to be sold at the Initial Closing or any subsequent closing, Restricted Shares and Investor Warrants to be sold at Initial Closing or any subsequent closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any which may be waived at Subscriber’s sole and absolute discretion:

(a) The Certificate shall have been duly authorized and approved and filed with the State of Nevada, and in full force and effect;

(b) Certificates representing the Preferred Stock shall be executed and delivered to each Subscriber,

(c) The Company shall have approved, authorized executed and delivered:

(i) the Escrow Agreement to the agent for the Subscriber set forth therein (the “Agent”) along with the 3,500,000,000 shares of Common Stock for issuance upon conversion of the Preferred Stock, based on the adjusted Conversion Price (as defined in the Certificate) and shall have reserved such shares plus any other shares that may be issuable upon conversion of the Preferred Stock for issuance thereon (the “Conversion Shares”),

(ii) Investor Warrants to purchase such number of Warrant Shares as equals the number of Conversion Shares into which the Preferred Stock issued is convertible into, all duly authorized, approved, executed and delivered by the Company, and a as well as a legal opinion from counsel to the Company, as reasonably approved by the Subscriber’s, which shall contain customary opinions relating to enforceability, validity, due authority, no conflicts of laws of all agreements and securities issued as well as the valid and fully paid issuance of Preferred Stock and all other securities contemplated hereby (the “Opinion”).

(d) The Common Stock shall be authorized for quotation on the Pink Sheets and trading in the Common Stock shall not have been suspended for any reason.

(e) The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company on or prior to the Closing Date. If requested by the Subscribers, the Subscribers shall have received a certificate, executed by the President and the Treasurer of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Subscribers.

Ex A-12

(f) Omitted

(g) The Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting exercise of the Investor Warrants, that number of shares of Common Stock as shall be equal to 50% of the number of shares of Common Stock required to effect the exercise of all the Investor Warrants to be outstanding immediately following the Closing Date.

(h) The Subscriber shall have received the Opinion.

(i) The Subscriber shall have completed a due diligence review of the Company to their sole satisfaction.

The Company covenants that as of the foregoing which haven’t been delivered (or actions taken) at closing shall be delivered for the requisite action taken within two (2) business days of the closing date unless otherwise indicated herein.

11. Miscellaneous.

(a) Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, confirmed email (with a hard copy by mail or fax) or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (i) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (ii) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: if to the Company, to: MyDX, Inc., Att: CEO and/or CFO, and (ii) if to the Subscribers, to the one or more addresses and telecopier numbers indicated on the signature pages hereto.

(b) Entire Agreement; Assignment. This Agreement and other documents delivered in connection herewith represent the entire agreement between the parties hereto with respect to the subject matter hereof. No right or obligation of the Company shall be assigned without prior notice to and the written consent of the Subscriber.

Ex A-13

(c) Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Subscribers (or transferees of Securities) holding a majority in interest of the Preferred Stock, or upon execution hereof by Existing Investors desiring to exercise their Participation Rights. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(e) Law Governing this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. The parties and the individuals executing this Agreement and other agreements referred to herein or delivered in connection herewith on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. In the event that any provision of this Agreement or any other agreement delivered in connection herewith is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

(f) Specific Enforcement, Consent to Jurisdiction. The Company and Subscriber acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to one or more preliminary and final injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. Subject to Section 13(e) hereof, each of the Company, Subscriber and any signatory hereto in his personal capacity hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction in New York of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

(g) Independent Nature of Subscribers. The Company acknowledges that the obligations of each Subscriber under this Agreement are several and not joint with the obligations of any other Subscriber, and no Subscriber shall be responsible in any way for the performance of the obligations of any other Subscriber under this Agreement. The Company acknowledges that each Subscriber has represented that the decision of each Subscriber to purchase Securities has been made by such Subscriber independently of any other Subscriber or other person of entity and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company which may have been made or given by any other Subscriber or by any agent or employee of any other Subscriber, and no Subscriber or any of its agents or employees shall have any liability to any other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. The Company acknowledges that nothing contained in this Agreement, and no action taken by any Subscriber pursuant hereto or thereto shall be deemed to constitute the Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges that each Subscriber shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Subscriber to be joined as an additional party in any proceeding for such purpose. The Company and each Subscriber acknowledges that it has elected to provide all Subscribers with the same terms and this Agreement for the convenience of the Company and not because Company was required or requested to do so by the Subscribers. The Company acknowledges that such procedure with respect to this Agreement in no way creates a presumption that the Subscribers are in any way acting in concert or as a group with respect to this Agreement or the transactions contemplated hereby.

(h) Business/Calendar Days. Unless otherwise indicated, references to days in this Agreement will refer to calendar days.

(i) Termination. In the event that the Closing shall not have occurred with respect to the on or before ten (10) business days from the date hereof due to the Company’s or the Subscribers’ failure to satisfy the conditions set forth in Sections 11 and 12 above (and the non-breaching party’s failure to waive such unsatisfied condition(s)), the non-breaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

Ex A-14

LIST OF EXHIBITS & SCHEDULES

Exhibits

Exhibit A	Certificate of Designation
Exhibit B	Form of Investor Warrant
Exhibit C	{Omitted}
Exhibit D	Escrow Agreement

Schedule 1.2	Use of Proceeds

Ex A-15

COMPANY SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

Please acknowledge your acceptance of the foregoing Subscription Agreement by signing and returning a copy to the undersigned whereupon it shall become a binding agreement between us.

MYDX, INC.,

By:	/s/ Daniel Yazbeck
Name:	Daniel Yazbeck
Title:	Chief Executive Officer

SUBSCRIBER:

(By Counterpart Signature Pages)

Ex A-16

SUBSCRIBER COUNTER-SIGNATURE PAGE

(For Individual Subscribers Pursuant to Subscription Agreement of MyDx, Inc.

Series B Preferred Stock and Warrants, December 2016)

This Subscription Agreement is hereby executed and entered into by the below Subscriber.

Purchase Price and Principal Amount Subscribed For:

Signature (Individual)

$_300,000
Name (Print)

Street address

City, State and Zip Code

Tax Identification or Social Security Number

( )
Telephone Number

( )
Facsimile Number

Address to Which Correspondence Should Be Directed (if different from above)

c/o Name

Street Address

City, State and Zip Code

( )
Telephone Number

( )
Facsimile Number

Ex A-17

SUBSCRIBER COUNTER-SIGNATURE PAGE

(for Corporation, Partnership, Pursuant to Subscription Agreement of MyDx, Inc.,

Series B Preferred Stock and Warrants December 2016)

This Subscription Agreement (including the Questionnaire) is hereby executed and entered into by the below Subscriber:

Purchase Price and Principal Amount Subscribed For:
Name of Entity

$_____________________________
Type of Entity (i.e., corporation, partnership, etc.)

Tax Identification or Social Security Number

State of Formation of Entity

Name of Signatory Typed or Printed

Its:
Title

Address to Which Correspondence Should Be Directed (if different from above)

c/o Name

Street Address

City, State and Zip Code

( )
Telephone Number

( )
Facsimile Number

*If Preferred Stock and Warrants are being subscribed for by an entity, the Certificate of Signatory that follows must also be completed.

Ex A-18

CERTIFICATE OF SIGNATORY

To be completed if Preferred Stock and Investor Warrants are being subscribed for by an entity.

I, Daniel Yazbeck am the President of YCIG, Inc. (the “Entity”).

I certify that I am empowered and duly authorized by the Entity to execute and carry out the terms of the Subscription Agreement relating to the sale of Preferred Stock and Investor Warrants of MyDx, Inc. and to purchase and hold the said Securities. The Subscription Agreement has been duly and validly executed on behalf of the Entity and constitutes a legal and binding obligation of the Entity.

IN WITNESS WHEREOF, I have hereto set my hand this 23 day of December, 2016.

/s/ Daniel Yazbeck
Signature

Ex A-19

Schedule 1.2

Use of Proceeds

USE OF PROCEEDS	AMOUNT
	$
PAYROLL December 31, 2016	$
	$
	$
	$
	$
	$
TOTAL		$321,000

Ex A-20

EXHIBIT B

WARRANT

COMMON STOCK PURCHASE WARRANT

VOID AFTER 5:00 P.M., EASTERN TIME ON JANUARY 3, 2019

For the Purchase of Fifteen Percent (15%) of the

Issued and Outstanding Shares of Common Stock, $0.001 Value

of

MyDx, Inc.

a Nevada corporation

THIS CERTIFIES THAT, for value received, YCIG, INC (the “Holder”), as registered owner of this Common Stock Purchase Warrant (“Warrant”), is entitled to, at any time at or before the Expiration Date (as defined below), but not thereafter, to subscribe for, purchase and receive fifteen percent (15%) of the common shares issued and outstanding as of January 3, 2017, of the fully paid and non assessable shares of common stock (the “Common Stock”), of MyDx, Inc., a Nevada corporation (the “Company”), at $.001 per share (the “Exercise Price”), upon presentation and surrender of this Warrant and upon payment by cashier’s check, wire transfer or credit of the Exercise Price for such Common Stock to the Company at the principal office of the Company; provided, however, that upon the occurrence of any of the events specified in the Statement of Rights of Warrant Holder, a copy of which is attached as Annex 1 hereto, and by this reference made a part hereof, the rights granted by this Warrant shall be adjusted as therein specified.

Upon exercise of this Warrant, the form of election must be duly executed and the instructions for registration of the Shares acquired by such exercise must be completed.

The term Expiration Date (the “Expiration Date”) means the earliest of (i) the first anniversary of the date hereof, (ii) immediately prior to the sale of all of substantially all of the Company’s assets, or (iii) immediately prior to a merger or consolidation in which securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; provided, that the Company shall give notice to the Holder at least ten (10) days prior to the events set forth in clauses (i), (ii) and (iii) above.

If the subscription rights represented hereby are not exercised at or before the Expiration Date, this Warrant shall become void, and all rights represented hereby shall cease and expire.

This Warrant may be exercised in accordance with its terms in whole or in part. In the event of the exercise or assignment hereof in part only, the Company shall cause to be delivered to the Holder a new Warrant of like tenor to this Warrant in the name of the Holder, evidencing the right of the Holder to purchase the number of Shares purchasable hereunder as to which this Warrant has not been exercised or assigned.

In no event shall this Warrant (or the Shares issuable, upon full or partial exercise hereof) be offered or sold except in conformity with the Securities Act of 1933; as amended.

Ex B-1

COMMON STOCK PURCHASE WARRANT

SIGNATURE PAGE

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer this January 3, 2017.

MyDx, Inc.

By:	/s/ Daniel Yazbeck
Daniel Yazbeck
Chief Executive Officer

Ex B-2

Form to be used to exercise Warrant:

TO:	MyDx, Inc.	DATE: _______________

The Undersigned hereby elects, irrevocably, to exercise the Warrant and to purchase ________ shares of Common Stock of the Company, and hereby makes payment by cashier’s check of $________________ (at $____) in payment of the Exercise Price pursuant thereto. Please issue the Shares as to which this Warrant is exercised in the name of:

__________________________________

(Name)

 __________________________________

(Address)

 __________________________________

(Taxpayer Number)

and if said number of Warrants exercised shall not be all the Warrants evidenced by the within Warrant Certificate, issue a new Warrant Certificate for the remaining balance of Warrants to the undersigned at the address stated below.

Name of Holder:	______________________________________________
(Please Print)

Signature:	______________________________________________

______________________________________________
(Address)

NOTICE:	The signature to exercise must correspond with the name as written upon the face of the Warrant in every particular without alteration or enlargement or any change whatsoever.

Ex B-3

Form to be used to transfer Warrants:

TO:	MyDx, Inc.

DATE:	___________________________

For value received, _______________________ hereby sells, assigns and transfers unto __________________________ (Tax ID No._____________________) the attached Warrant, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint the Secretary of the Company attorney, to transfer said Warrant Certificate on the books of the company, with full power of substitution in the premises.

Name of Holder:	______________________________________________
(Please Print)

Signature:	______________________________________________

______________________________________________
(Address)

NOTICE:	The signature to transfer must correspond with the name as written upon the face of the Warrant in every particular without alteration or enlargement or any change whatsoever.

Ex B-4

ANNEX 1 TO MyDx, INC.

COMMON STOCK PURCHASE WARRANT

STATEMENT OF RIGHTS OF WARRANT HOLDER

1. Exercise of Warrant. This Warrant may be exercised in whole or in part at any time at or before the Expiration Date (as defined in the Warrant), by presentation and surrender hereof to the Company, with the Exercise Form annexed hereto duly executed and accompanied by payment by cashier’s check or wire transfer of the Exercise Price for the number of shares specified in such form, together with all federal and state taxes applicable upon such exercise. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the right of the Holder to purchase the balance of the shares purchasable hereunder. Upon receipt by the Company of this Warrant and the Exercise Price at the office or agency of the Company, in proper form for exercise, the Holder shall be deemed to be the holder of record of the common stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such common stock shall not then be actually delivered to the Holder.

2. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a member in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

3. Adjustment in Number of Shares.

(A) Adjustment for Reclassifications. In case at any time or from time to time after January 3, 2017 (“Issue Date”) the holders of the Common Stock of the Company (or any shares or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible members, shall have become entitled to receive, without payment therefore, other or additional shares or other securities or property (other than cash) by way of share-split, spinoff, reclassification, combination of shares or similar corporate rearrangement (exclusive of any dividend of its or any subsidiary’s shares), then and in each such case, the Holder of this Warrant, upon the exercise hereof as provided in Section 1, shall be entitled to receive the amount of securities and property which such Holder would hold on the date of such exercise if on the Issue Date he had been the holder of record of the number of common stock shares of the Company called for on the face of this Warrant and had thereafter, during the period from the Issue Date, to and including the date of such exercise, retained such shares and/or all other or additional securities and property receivable by him as aforesaid during such period, giving effect to all adjustments called for during such period.

(B) Adjustment for Reorganization, Consolidation, Merger. In case of any reorganization of the Company (or any other company the securities of which are at the time receivable on the exercise of this Warrant) after the Issue Date, or in case, after such date, the Company (or any such other company) shall consolidate with or merge into another company or convey all, or substantially all, of its assets to another company, then and in each such case the Holder of this Warrant, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of this Warrant prior to such consummation, the securities or property to which such Holder would be entitled had the Holder exercised this Warrant immediately prior thereto, all subject to further adjustment as provided herein; in each such case, the terms of this Warrant shall be applicable to the shares or other securities or property receivable upon the exercise of this Warrant after such consummation.

Ex B-5

3.5 Adjustment in Exercise Price. Under no circumstances shall the Exercise Price of the Warrant change. Therefore, in the case of a reverse stock split or recapitalization or any other event, subsequent to any such event, the Exercise Price shall remain $0.001.

4. Notices to Warrant Holders. So long as this Warrant shall be outstanding and unexercised if the Company shall take any action which would trigger an adjustment (as set forth in Section 3), then, in any such case, the Company shall cause to be delivered to the Holder, at least ten days prior to the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance; lease, dissolution, liquidation or winding up is to take place and the date, if any, is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their common stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

5. Officer’s Certificate. Whenever the number of common stock issuable upon exercise of this Warrant or the Exercise Price shall be adjusted as required by the provisions hereof, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office, and with its stock transfer agent, if any, an officer’s certificate showing the adjusted number of common stock or Exercise Price determined as herein provided and setting forth in reasonable detail the facts requiring such adjustment. Each such officer’s certificate shall be made available at all reasonable times for inspection by the Holder and the Company shall, forthwith after each such adjustment, deliver a copy of such certificate to the Holder. Such certificate shall be conclusive as to the correctness of such adjustment.

6. Restrictions on Transfer. The Holder of this Warrant, by acceptance thereof; agrees that, absent an effective registration statement, under the Securities Act of 1933 (the “Act”), covering the disposition of this Warrant or the Common Stock issued or issuable upon exercise hereof, such Holder will not sell or transfer any or all of this Warrant or such Common Stock without first providing the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that such sale or transfer will be exempt from the registration and prospectus delivery requirements of the Act. The certificates evidencing the Warrant and Common Stock which will be delivered to such Holder by the Company shall bear substantially the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REQUIREMENTS FOR SUCH REGISTRATION FOR NONPUBLIC OFFERINGS. ACCORDINGLY, THE SALE, TRANSFER. PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED HEREBY OR ANY PORTION THEREOF OR INTEREST THEREIN MAY NOT BE ACCOMPLISHED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT OR AN OPINION OF COUNSEL TO THE HOLDER OF THE SECURITIES (UNLESS THE COMPANY DETERMINES IN ITS SOLE DISCRETION TO USE ITS OWN COUNSEL), WITH ANY SUCH COUNSEL AND OPINION OF COUNSEL TO BE REASONABLY ACCEPTABLE TO THE ISSUER, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

Ex B-6

Each Holder of this Warrant, at the time all or a portion of such Warrant is exercised, agrees to make such written representations to the Company as counsel for the Company may reasonably request, in order that the Company may be reasonably satisfied that such exercise of the Warrant and consequent issuance of Common Stock will not violate the registration and prospectus delivery requirements of the Act, or other applicable state securities laws.

7. Piggyback Registration Rights. If, at any time after the Issue Date and expiring on the Expiration Date, the Company proposes to register any of its securities under the Act either for its own account or for the account of others, in connection with the public offering of such equity securities solely for cash, on a registration form that would also permit the registration of the common stock issuable upon exercise of this Warrant (“Warrant Shares”), the Company shall promptly give the Holder written notice of such proposal. Within thirty (30) days after the notice is given, the Holder shall give notice as to the number of Warrant Shares, if any, which have vested and which the Holder requests be registered simultaneously with such registration by the Company. The Company shall use its best efforts to include such Warrant Shares in such registration statement (or in a separate registration statement concurrently filed) which the Holder requests to be so included and to cause such registration statement to become effective with respect to such shares in accordance with the registration procedures set forth in Section 8 hereof. If at any time after giving written notice of its intention to register equity securities and before the effectiveness of the registration statement filed in connection with such registration, the Company determines for any reason either not to effect such registration or to delay such registration, the Company may, at its election, by delivery of written notice to the Holder, (i) in the case of a determination not to effect registration, relieve itself of a reasonably necessary portion of its obligation to register the Warrant Shares under this Section 7 in connection with such registration, or (ii) in the case of a determination to delay registration, delay the registration of the Warrant Shares under this Section 7 for the same period as the delay in the registration of such other equity securities. Each Holder of Warrant Shares requesting inclusion in a registration pursuant to this Section 7 may, at any time before the effective date of the registration statement relating to such registration, revoke such request by delivering written notice of such revocation to the Company (which notice shall be effective only upon receipt by the Company); provided, however, that if the Company, in consultation with its financial and legal advisors, determines that such revocation would require a recirculation of the prospectus contained in the registration statement, then such Holder of Warrant Shares shall have no right to revoke its request.

Ex B-7

8. Expenses and Procedures.

(A) Expenses of Registration. All registration expenses (exclusive of underwriting discounts and commissions) shall be borne by the Company; provided, however, that if a Holder revokes a registration request pursuant to the last sentence of Section 7, the registration expenses in connection with such revoked registration shall be borne by such Holder. Each Holder of Warrant Shares shall bear all underwriting discounts, selling commissions, sales concessions and similar expenses applicable to the sale of the Warrant Shares sold by such Holder.

(B) Registration Procedures. In the case of the registration, qualification or compliance effected by the Company pursuant to Section 7 hereof, the Company will keep the Holders of Warrant Shares advised as to the initiation of registration, qualification and compliance and as to the completion thereof. At its expense, the Company will furnish such number of prospectuses and other documents incident thereto as the Holders or underwriters from time to time may reasonably request.

(C) Information. The Company may require each seller of Warrant Shares as to which any registration is being effected to furnish such information regarding the distribution of such Warrant Shares as the Company may from time to time reasonably request and the Company may exclude from such registration the Warrant Shares of any seller who unreasonably fails to furnish such information after receiving such request.

(D) Blue Sky. The Company will, as expeditiously as possible, use its best efforts to register or qualify the Warrant Shares covered by a registration statement at the expense of the Company in such jurisdictions as the holders of such Warrant Shares or, in the case of an underwritten public offering, the managing underwriter shall reasonably request at the expense of the Holders of the Warrant Shares being registered provided that the Company shall not be required in connection with any such registration or qualification or as a condition thereto to qualify to do business in any jurisdiction where it is not so qualified or to take any action which would subject it to taxation or service of process in any jurisdiction where it is not otherwise subject to such taxation or service of process.

(E) Notification of Material Events. The Company will, as expeditiously as possible, immediately notify each holder of Warrant Shares under a registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the happening of any event as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and, as expeditiously as possible, amend or supplement such prospectus to eliminate the untrue statement or the omission.

Ex B-8

9. Indemnification.

(A) Indemnification by Company. The Company shall, without limitation as to time, indemnify and hold harmless, to the full extent permitted by law, each holder of Warrant Shares, its officers, directors, agents and employees, each person who controls such holder (within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended, hereinafter the “Exchange Act”), and the officers, directors, agents or employees of any such controlling person, from and against all losses, claims, damages, liabilities, costs (including, without limitation, all reasonable attorneys’ fees) and expenses (collectively “Loss” or “Losses”), as incurred, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made (in the case of any prospectus) not misleading, except insofar as the same are based solely upon information furnished to the Company by such holder for use therein; provided, however, that the Company shall not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission made in any preliminary prospectus or prospectus if (i) such holder failed to send or deliver a copy of the prospectus or prospectus supplement with or prior to the delivery of written confirmation of the sale of Warrant Shares and (ii) the prospectus or prospectus supplement would have corrected such untrue statement or omission. If requested, the Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers, directors, agents and employees and each person who controls such persons (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Warrant Shares. It is agreed that the indemnity agreement contained in this Section 9(A) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Company (which consent has not been unreasonably withheld).

(B) Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation or inquiry) shall be brought or any claim shall be asserted against any person entitled to indemnity hereunder (an “Indemnified Party”), such indemnified party shall promptly notify the party from which such indemnity is sought (the “Indemnifying Party”) in writing, and the indemnifying party shall assume the defense thereof including the employment of counsel reasonably satisfactory to the indemnified party and the payment of all fees and expenses incurred in connection with the defense thereof. All such fees and expenses (including any fees and expenses incurred in connection with investigation or preparing to defend such action or proceeding) shall be paid to the indemnified party, as incurred, within 20 days of written notice thereof to the indemnifying party; provided, however, that if, in accordance with this Section 9, the indemnifying party is not liable to the indemnified party, such fees and expenses shall be returned promptly to the indemnifying party. Any such indemnified party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be the expense of such indemnified party unless (a) the indemnifying party has agreed to pay such fees and expenses, (b) the indemnifying party shall have failed promptly to assume the defense of such action, claim or proceeding and to employ counsel reasonably satisfactory to the indemnified party in any such action, claim or proceeding, or (c) the named parties to any such action, claim or proceeding (including any impleaded parties) include both such indemnified party and the indemnifying party, and such indemnified party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action, claim or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any one such action, claim or proceeding or separate but substantially similar or related actions, claims or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all such indemnified parties, unless in the opinion of counsel for such indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such action, claim or proceeding, in which event the indemnifying party shall be obligated to pay the fees and expenses of such additional counsel or counsels). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the release of such indemnified party from all liability in respect to such claim or litigation without the written consent (which consent will not be unreasonably withheld) of the indemnified party. No indemnified party shall consent to entry of any judgment or enter into any settlement without the written consent (which consent will not be unreasonably withheld) of the indemnifying party from which indemnify or contribution is sought.

Ex B-9

(C) Contribution. If the indemnification provided for in this Section 9 is unavailable to an indemnified party under Section 9(A) or 9(B) hereof (other than by reason of exceptions provided in those Sections) in respect of any Losses, then each applicable indemnifying party in lieu of indemnifying such indemnified party shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions, statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 9(B), any legal or other fees or expenses reasonably incurred by such party in connection with any action, suit, claim, investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(C) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

10. Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

11. Reservation of Shares. The Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued common stock as will be sufficient to permit the exercise in full of all outstanding Warrants.

Ex B-10

12. Notices. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last Holder of this Warrant who shall have furnished an address to the Company in writing.

13. Change; Waiver. Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

14. Law Governing. This Warrant shall be construed and enforced in accordance with and governed by the laws of the State of Nevada.

DATED: January 3, 2017

MyDx, Inc.
A Nevada corporation

By:	/s/ Daniel Yazbeck
Daniel Yazbeck
Chief Executive Officer

Ex B-11